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                                                                    EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT

We consent to the use in Pre-Effective Amendment No. 2 of this Registration Statement on Form S-1, relating to an offering of common stock of Benjamin Franklin Bancorp, Inc., of our report dated February 20, 2004, except for Note 13 as to which the date is September 1, 2004, relating to the consolidated financial statements of Chart Bank, A Cooperative Bank as of and for the years ended December 31, 2003 and 2002, appearing in the Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Information of Chart Bank" and "Experts" in such Registration Statement.

WOLF & COMPANY, P.C.

Boston, Massachusetts
February 8, 2005